Exhibit 11

VedderPrice	VEDDER PRICE P.C.

222 NORTH LASALLE STREET
CHICAGO, ILLINOIS 60601
312-609-7500
FAX: 312-609-5005

CHICAGO • NEW YORK CITY • WASHINGTON, D.C.

November 24, 2008
Asset Management Fund
230 West Monroe Street
Chicago, Illinois 60606

Ladies and Gentlemen:
     We have acted as counsel to Asset Management Fund, a Delaware statutory trust (the “Acquiring Trust”), in connection with the filing with the Securities and Exchange Commission (“SEC”) of a Registration Statement on Form N-14 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “1933 Act”), registering an indefinite number of units of beneficial interest (collectively, the “Shares”) in the Large Cap Equity Fund (the “Acquiring Fund”), which units of the Acquiring Fund are designated as Class AMF Shares and Class H Shares, pursuant to the proposed reorganization of the John Hancock Large Cap Select Fund (the “Acquired Fund”), a series of the John Hancock Capital Series as described in the Registration Statement and pursuant to the form of Agreement and Plan of Reorganization by and between the Acquired Fund and the Acquiring Fund (the “Agreement and Plan of Reorganization”).
     You have requested our opinion as to the matters set forth below in connection with the filing of the Registration Statement. In connection with rendering that opinion, we have examined the Registration Statement, the Trust’s First Amended and Restated Declaration of Trust, as amended, the Certificate of Trust of the Trust, the Trust’s Amended and Restated By-Laws, the actions of the Trustees of the Trust that authorize the approval of the foregoing documents, securities matters and the issuance of the Shares, and such other documents as we, in our professional opinion, have deemed necessary or appropriate as a basis for the opinion set forth below. In examining the documents referred to above, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of documents purporting to be originals and the conformity to originals of all documents submitted to us as copies. As to questions of fact material to our opinion, we have relied (without investigation or independent confirmation) upon the representations contained in the above-described documents and on certificates and other communications from public officials and officers and Trustees of the Trust.

VedderPrice
Asset Management Fund
November 18, 2008

     Our opinion, as set forth herein, is based on the facts in existence and the laws in effect on the date hereof and is limited to the federal laws of the United States of America and the Delaware Statutory Trust Act. We express no opinion with respect to any other laws.
     Based upon and subject to the foregoing and the qualifications set forth below, we are of the opinion that (a) the Shares to be issued pursuant to the Registration Statement have been duly authorized for issuance by the Trust; and (b) when issued and paid for upon the terms and conditions set forth in the Registration Statement and the Agreement and Plan of Reorganization, subject to compliance with the 1933 Act, the Investment Company Act of 1940, as amended, and applicable state laws regulating the offer and sale of securities, the Shares to be issued pursuant to the Registration Statement will be validly issued, fully paid and non-assessable.
     This opinion is rendered solely for your use in connection with the filing of the Registration Statement. We hereby consent to the filing of this opinion with the SEC in connection with the Registration Statement. In giving our consent we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations of the SEC thereunder. The opinions expressed herein are matters of professional judgment and are not a guarantee of result.
Very truly yours,
/s/ Vedder Price P.C.
VEDDER PRICE P.C.
RMH/DBE